Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACTS: ArthroCare Corp. Misty Romines 512-391-3902

ArthroCare Announces Acquisition of ENTrigue Surgical, Inc.

AUSTIN, Texas—(BUSINESS WIRE) — July 2, 2013 — ArthroCare Corp. (NASDAQ: ARTC), a leader in developing state-of-the-art, minimally invasive surgical products, today announced that it has completed the acquisition of ENTrigue Surgical, Inc., a privately held Delaware corporation (“ENTrigue”), in an all cash transaction.

Pursuant to a Merger Agreement, ArthroCare paid $45 million in cash, subject to customary working capital adjustments and an amount held in escrow for indemnification.  In addition, the previous shareholders of ENTrigue will have the right to receive contingent consideration on each anniversary of the closing for each of the next five years based on the increase in net sales during each twelve-month period of ENTrigue products multiplied by an agreed upon factor.

More than 30 million people in the United States are estimated to suffer from sinusitis, which is a condition characterized by an inflammation and infection of the nasal sinuses.   Approximately 500,000 sinusitis patients are treated surgically in the United States each year.  ENTrigue designs and develops innovative implants, disposables and instruments for endoscopic sinus surgery including balloon dilation and will now operate within ArthroCare’s ENT product area as a complement to the ArthroCare Coblation® and Rapid Rhino™ product lines currently being used by ENT surgeons worldwide.

More information concerning ENTrigue’s products can be found at www.entriguesurgical.com.

In connection with the transaction, Piper Jaffray & Co. served as financial advisor to ArthroCare and rendered a fairness opinion to ArthroCare’s board of directors.  DLA Piper served as legal advisor to ArthroCare.  J.P. Morgan Securities LLC served as financial advisor and Norton Rose Fulbright served as legal advisor to ENTrigue.

ABOUT ARTHROCARE

ArthroCare develops and manufactures surgical devices, instruments, and implants that strive to enhance surgical techniques as well as improve patient outcomes.  Its devices improve many existing surgical procedures and enable new minimally invasive procedures.  Many of ArthroCare’s devices use its internationally patented Coblation® technology. This technology precisely dissolves target tissue and limits damage to surrounding healthy tissue. ArthroCare also develops surgical devices utilizing other patented technology including its OPUS® line of fixation products as well as re-usable surgical instruments.  ArthroCare is leveraging these technologies in order to offer a comprehensive line of surgical devices to capitalize on a multi-billion dollar market opportunity across several surgical specialties, including its two core product areas consisting of Sports Medicine and Ear, Nose, and Throat as well as other areas such as spine, wound care, urology and gynecology.

FORWARD-LOOKING STATEMENTS

The information provided herein includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on beliefs and assumptions by management and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Additional factors that could cause actual results to differ materially from those contained in any forward-looking statement include, without limitation: the resolution of litigation pending against the Company; the impact upon the Company’s operations of legal compliance matters which may require improvement and remediation; the ability of the Company to control expenses relating to legal or compliance matters; the Company’s ability to remain current in its periodic reporting requirements under the Exchange Act and to file required reports with the Securities and Exchange Commission on a timely basis; the results of the investigation being conducted by the United States Department of Justice; the impact on the Company of additional civil and criminal investigations by state and federal agencies and civil suits by private third parties involving the Company’s financial reporting and its previously announced restatement and its insurance billing and healthcare fraud-and-abuse compliance practices; the results of the civil investigation by the Department of Justice related to the Civil Investigative Demand we received arising under the False Claims Act; the possibility that the Department of Justice could institute civil proceedings against us, based on the results of the investigation related to the Civil Investigative Demand; the risk that we could be subject to qui tam suits involving the False Claims Act; the possibility that the Department of Justice could institute a criminal enforcement action against us based on the results of the civil investigation related to the Civil Investigative Demand; the resolution of any litigation related to the civil investigation; the ability of the Company to attract and retain qualified senior management and to prepare and implement appropriate succession planning for its Chief Executive Officer; general business, economic and political conditions; competitive developments in the medical devices market; changes in applicable legislative or regulatory requirements; the Company’s ability to protect its intellectual property rights; the ability of the Company to continue to fund its working capital needs and planned expenditures; the risk of product liability claims; risks associated with the Company’s international operations; risks associated with integration of the Company’s acquisitions; the Company’s ability to effectively and successfully implement its business strategies, and manage the risks in its business; and the reactions of the marketplace to the foregoing.